Exhibit 99.2

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NewBridge Bancorp Announces the Repurchase of the Warrant from Treasury

GREENSBORO, N.C., May 15, 2013 — NewBridge Bancorp (NASDAQ: NBBC) today announced that it has completed the repurchase of the warrant (the “Warrant”) to purchase 2,567,255 shares of the company's common stock that was issued to the United States Department of the Treasury (the “Treasury”) on December 12, 2008, as part of the Troubled Asset Relief Program (TARP) Capital Purchase Program. The company repurchased the Warrant for its fair market value of $7,778,783.

Pressley A. Ridgill, president and chief executive officer of NewBridge Bancorp, commented: “We are pleased to have completed the repurchase of the Warrant, which achievement marks the conclusion of Treasury’s ownership in the company.”

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 37 locations throughout North Carolina.